EXHIBIT 4.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

         We have issued our report dated July 11, 2006 on the statements of condition and related securities portfolios of Van Kampen Unit Trusts, Series 590 (Large Cap Value Strategy Portfolio 2006-3, Focus Value Portfolio, Series 20, Enhanced Index Strategies Portfolio 2006-3 and Large Cap Growth Strategy Portfolio 2006-3) as of July 11, 2006 contained in the Registration Statement on Form S-6 and Prospectus. We consent to the use of our report in the Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm."



                                                              Grant Thornton LLP

New York, New York
July 11, 2006